NEUBERGER BERMAN EQUITY FUNDS

CLASS A
DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

     Neuberger Berman Century Fund
     Neuberger Berman Climate Change Fund
     Neuberger Berman Emerging Markets Equity Fund
     Neuberger Berman Equity Income Fund
     Neuberger Berman Guardian Fund
     Neuberger Berman International Large Cap Fund
     Neuberger Berman Large Cap Disciplined Growth Fund
     Neuberger Berman Mid Cap Growth Fund
     Neuberger Berman Select Equities Fund
     Neuberger Berman Small Cap Growth Fund
     Neuberger Berman Socially Responsive Fund

Dated: May 15, 2009